23.  Consent of Armando Iberra CPA

                                ARMANDO C. IBARRA
                          CERTIFIED PUBLIC ACCOUNTANTS
                          (A Professional Corporation)
                      350 E. Street, Chula Vista, CA 91910
                     Tel: (619) 422-1348 Fax: (619) 422-1465


Armando C. Ibarra,
C.P.A.
Members of the California Society of
Armando Ibarra, Jr.,
C.P.A.
Certified Public Accounts


May 8, 2002


Everclear International, Inc.
(Formerly Shaw International, Inc.)
6025 South Eaton Lane
Littleton, Colorado, USA 80123



Re: Shaw International, Inc.


This is to confirm that we consent to the use of our December 31, 2001 audited financial statements of Everclear International, Inc. in your required SEC filings including the 10k report.




Sincerely,


-------------------------
ARMANDO IBARRA, C.P.A.